UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 3



                           Manhattan Associates, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    562750109
                  --------------------------------------------
                                 (CUSIP Number)





                                December 31, 2004
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)



                               Page 1 of 13 pages

-----------------------
  CUSIP No. 562750109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs Asset Management, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 1,273,662

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,100,648
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  1,407,962

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,100,648

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           2,508,610

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           8.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           IA

------------------------------------------------------------------------------



                               Page 2 of 13 pages

-----------------------
  CUSIP No. 562750109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs 2002 Exchange Place Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               730,551
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               730,551

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           730,551

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 3 of 13 pages

-----------------------
  CUSIP No. 562750109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs 2001 Exchange Place Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               370,097
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               370,097

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           370,097

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 4 of 13 pages

-----------------------
  CUSIP No. 562750109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs 2002 Exchange Fund Advisors, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               730,551
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               730,551

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           730,551

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 5 of 13 pages

-----------------------
  CUSIP No. 562750109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs Management Partners, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               370,097
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               370,097

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           370,097

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 6 of 13 pages

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 10.           Certification.
                         By  signing  below I  certify  that,  to the best of my
                   knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------
     * In accordance with Securities and Exchange Commission ("SEC") Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by Goldman Sachs Asset Management, L.P. ("GSAM LP"). GSAM LP, an investment advisor, disclaims beneficial ownership of any securities managed, on GSAM LP's behalf, by third parties.


                               Page 7 of 13 pages

                                    SIGNATURE



            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 11, 2005


                              GOLDMAN SACHS ASSET MANAGEMENT, L.P.

                              By:/s/ Ted Chang
                                 ----------------------------------------
                              Name:  Ted Chang
                              Title: Attorney-in-fact


                              GOLDMAN SACHS 2002 EXCHANGE PLACE FUND, L.P.


                              By:/s/ Ted Chang
                                 ----------------------------------------
                              Name:  Ted Chang
                              Title: Attorney-in-fact


                              GOLDMAN SACHS 2001 EXCHANGE PLACE FUND, L.P.


                              By:/s/ Ted Chang
                                 ----------------------------------------
                              Name:  Ted Chang
                              Title: Attorney-in-fact


                              GOLDMAN SACHS 2002 EXCHANGE FUND ADVISORS, L.L.C.


                              By:/s/ Ted Chang
                                 ----------------------------------------
                              Name:  Ted Chang
                              Title: Attorney-in-fact


                              GOLDMAN SACHS MANAGEMENT PARTNERS, L.P.


                              By:/s/ Ted Chang
                                 ----------------------------------------
                              Name:  Ted Chang
                              Title: Attorney-in-fact



                               Page 8 of 13 pages

                                INDEX TO EXHIBITS



Exhibit No.   Exhibit
-----------   -------

99.1 Power of Attorney, dated February 10, 2005, relating to Goldman Sachs 2002 Exchange Place Fund, L.P.

99.2 Power of Attorney, dated August 23, 2004, relating to Goldman Sachs 2001 Exchange Place Fund, L.P.

99.3 Power of Attorney, dated August 23, 2004, relating to Goldman Sachs 2002 Exchange Place Advisors, L.L.C.

99.4 Power of Attorney, dated August 23, 2004, relating to Goldman Sachs Management Partners, L.P.



                               Page 9 of 13 pages

                                                                  Exhibit (99.1)



                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS 2002 EXCHANGE PLACE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 10, 2005.



GOLDMAN SACHS 2002 EXHANGE PLACE FUND, L.P.
By: Goldman Sachs 2002 Exchange Fund Advisors, L.L.C.



By:/s/ Robert C. Jones
-----------------------------
Name:  Robert C. Jones
Title: President



                              Page 10 of 13 pages

                                                                  Exhibit (99.2)



                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS 2001 EXCHANGE PLACE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 23, 2004.



GOLDMAN SACHS 2001 EXHANGE PLACE FUND, L.P.
By: Goldman Sachs Management Partners, L.P.
By: Goldman Sachs Management, Inc.



By:/s/ Robert Litterman
-----------------------------
Name:  Robert Litterman
Title: President



                              Page 11 of 13 pages

                                                                  Exhibit (99.3)



                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS 2002 EXCHANGE FUND ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 23, 2004.



GOLDMAN SACHS 2002 EXCHANGE FUND ADVISORS, L.L.C.



By:/s/ Robert Litterman
-----------------------------
Name:  Robert Litterman
Title: President



                              Page 12 of 13 pages

                                                                  Exhibit (99.4)



                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS MANAGEMENT PARTNERS, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 23, 2004.



GOLDMAN SACHS MANAGEMENT PARTNERS, L.P.
By: Goldman Sachs Management, Inc.



By:/s/ Robert Litterman
-----------------------------
Name:  Robert Litterman
Title: President



                              Page 13 of 13 pages